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Exhibit (d)(5)

Form of

UNITED ONLINE, INC.

NON-U.S. RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

        A.    The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

        B.    Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's issuance of shares of Common Stock to the Participant under the Stock Issuance Program.

        C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.     Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. The Restricted Stock Units hereby awarded are issued in exchange for the stock options to purchase Common Stock tendered by the Participant pursuant to that certain Option Exchange Offer made by the Corporation, and the Participant hereby accordingly acknowledges and agrees that those tendered options have been accepted and cancelled by the Corporation and that he or she no longer has any right, entitlement or interest in those options or any right to acquire shares of Common Stock under those cancelled options. Each Restricted Stock Unit hereby awarded represents the Participant's right to receive one share of Common Stock on the vesting date of that unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the "Award") shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	‹Award Date›
Number of Shares Subject to Award:	‹# of Shares Awarded› shares of Common Stock (the "Shares")
Vesting Schedule:
One eighth of the Shares shall vest upon the Participant's continuation in Service until May 15, 2006. The remaining Shares shall vest in a series of seven (7) successive equal quarterly installments upon the Participant's completion of each successive three (3)-month period of Service over the twenty-one (21) month period measured from May 15, 2006. However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule
The Shares in which the Participant vests in accordance with the foregoing Vesting Schedule will be issuable immediately upon vesting, subject to the Corporation's collection of the applicable Withholding Taxes. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

        2.     Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant's death may be transferred pursuant to the provisions of the Participant's will or the laws of inheritance or to the Participant's designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

        3.     Cessation of Service. Except as otherwise provided in Paragraph 5 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

        4.     Stockholder Rights and Dividend Equivalents

        (a)   The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation's collection of the applicable Withholding Taxes.

        (b)   Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, shares of Common Stock or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then the following provisions shall govern the Participant's interest in that dividend or distribution:

            (i)  If the dividend is a regularly-scheduled cash dividend on the Common Stock, then the Participant shall be entitled to a current cash distribution from the Corporation equal to the cash dividend the Participant would have received with respect to the Shares at the time subject to this Award had those Shares actually been issued and outstanding and entitled to that cash dividend. Each cash dividend equivalent payment under this subparagraph (i) shall be paid within five (5) business day following the payment of the actual cash dividend on the outstanding Common Stock, subject to the Corporation's collection of all applicable federal, state and local income and employment withholding taxes.

           (ii)  For any other dividend or distribution, a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate. However, each such distribution shall be subject to the Corporation's collection of the Withholding Taxes applicable to that distribution.

        5.     Change of Control.

        (a)   Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash incentive program of the successor entity which preserves the Fair Market Value of the unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for subsequent payout of that value in accordance with the vesting schedule applicable to the Award. In the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.

        (b)   In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange or market.

        (c)   Any Restricted Stock Units which are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash incentive program under Paragraph 5(a) shall be subject to accelerated vesting in accordance with the following provisions:

          —If an Involuntary Termination of the Participant's Service occurs within twelve (12) months after the Change in Control event, then the Participant shall immediately vest in an additional number of Shares equal to the greater of (i) fifty percent (50%) of the total number of Shares subject to the Award or (ii) the additional number of Shares in which the Participant would have been vested at the time of such Involuntary Termination if (A) he or she had completed an additional period of Service equal in duration to the actual period of Service completed by the Participant between February 15, 2006 and the date of such Involuntary Termination and (B) the Shares subject to this Award had vested in twenty four (24) successive equal monthly installments measured from February 15, 2006. In no event, however, shall the number of Shares which vest on such an accelerated basis exceed the number of Shares unvested immediately prior to the date of the Participant's Involuntary Termination.

        (d)   If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash incentive program in accordance with Paragraph 5(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units will be issued immediately upon such vesting (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control), subject to the Corporation's collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

        (e)   This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        6.     Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

        7.     Issuance of Shares of Common Stock.

        (a)   As soon as administratively practicable following each date one or more Shares vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the shares of Common Stock which vest on that date under the Award and shall concurrently distribute to the Participant any phantom dividend equivalents with respect to those Shares, subject in each instance to the Corporation's collection of the applicable Withholding Taxes. The Corporation shall collect the Withholding Taxes with respect to the distributed phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld. Until such time as the Corporation provides the Participant with notice to the contrary, the Corporation shall collect the Withholding Taxes with respect to the vested Shares through an automatic Share withholding procedure pursuant to which the Corporation will withhold, immediately as the Shares vest under the Award, a portion of those vested Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of such Withholding Taxes (the "Share Withholding Method"); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation's required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

        (b)   Should any Shares vest under the Award at time the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:

          —the Participant's delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes, or

          —the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation's trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the vesting date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

        (c)   Except as otherwise provided in Paragraph 5 or Paragraph 7(a), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

        8.     Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the

Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

        9.     Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant's signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

        10.   Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant's assigns, the legal representatives, heirs and legatees of Participant's estate and any beneficiaries of the Award designated by Participant.

        11.   Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

        12.   Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

        13.   Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant's Service at any time for any reason, with or without cause.

        14.   Nature of Grant; No Entitlement; No Claim for Compensation. In accepting the grant of this Award for the number of Shares as specified above, the Participant acknowledges the following:

        (a)   The Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time.

        (b)   The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

        (c)   All decisions with respect to future awards, if any, will be at the sole discretion of the Plan Administrator.

        (d)   The Participant is voluntarily participating in the Plan.

        (e)   This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or its Subsidiaries (including, as applicable, Participant's employer) and which is outside the scope of the Participant's employment contract, if any.

        (f)    This Award is not part of the Participant's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

        (g)   In the event that the Participant's employer is not the Corporation, the grant of the Award will not be interpreted to form an employment contract or relationship with the Corporation and, furthermore, the grant of the Award will not be interpreted to form an employment contract with the Participant's employer or any Subsidiary.

        (h)   The future value of the underlying Shares is unknown and cannot be predicted with certainty.

        (i)    In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or any of the Shares issuable under the Award from termination of the Participant's employment by the Corporation or the Participant's employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and the Participant irrevocably releases the Participant's employer, the Corporation and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim.

        15.   Data Privacy.

        (a)   The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data as described in this Agreement by and among, as applicable, his or her employer, the Corporation and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.

        (b)   The Participant understands that his or her employer, the Corporation and its Subsidiaries, as applicable, hold certain personal information about Participant regarding his or her employment, the nature and amount of the Participant's compensation and the fact and conditions of the Participant's participation in the Plan, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan (the "Data"). The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant's country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Participant's country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant's local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

UNITED ONLINE, INC.
By:	/s/ MARK R. GOLDSTON Mark R. Goldston Title: Chairman, Chief Executive Officer and President
PARTICIPANT
Name: ‹Participant Name›
Signature: ‹Signed Electronically›
Social Security No: ‹SSN›

APPENDIX A

DEFINITIONS

        The following definitions shall be in effect under the Agreement:

        A.    Agreement shall mean this Restricted Stock Unit Issuance Agreement.

        B.    Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

        C.    Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

        D.    Board shall mean the Corporation's Board of Directors.

        E.    Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

            (i)  a merger or consolidation approved by the Corporation's stockholders, unless securities possessing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction,

           (ii)  the sale, transfer or other disposition of all or substantially all of the Corporation's assets approved by the Corporation's stockholders,

          (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

          (iv)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

        F.     Code shall mean the Internal Revenue Code of 1986, as amended.

        G.    Common Stock shall mean shares of the Corporation's common stock.

        H.    Corporation shall mean United Online, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of United Online, Inc. which shall by appropriate action adopt the Plan.

        I.     Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

        J.     Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

            (i)  If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

           (ii)  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

        K.    Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

            (i)  such individual's involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or

           (ii)  such individual's voluntary resignation following (A) a material reduction in the scope of his or her day-to-day responsibilities with the Corporation (or any Parent or Subsidiary) it being understood that a change in such individual's title shall not, in and of itself, be deemed a material reduction, (B) a reduction in his or her base salary by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual's consent.

        L.    Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Misconduct.

        M.   1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

        N.    Option Exchange Offer shall mean that certain offer made by the Corporation during the period from March 6, 2006 to March 31, 2006 to exchange certain outstanding stock options to purchase shares of Common Stock with an exercise price per share at or above $16.00 for restricted stock units covering a smaller number of shares of Common Stock to be issued under those units in quarterly increments over the tendering optionee's period of continued Service.

        O.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.

        P.     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        Q.    Plan shall mean the Corporation's 2001 Stock Incentive Plan, as such plan may be amended and restated from time to time.

        R.    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the applicable Plan.

        S.     Service shall mean the Participant's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant ceases to perform active services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) following the provision of the notification of termination or resignation from Service or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. The determination of when the Participant ceases active Service shall be made by the Plan Administrator solely by this Agreement and without reference to any other agreement, written or oral, including Participant's contract of employment. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise expressly provided in this Agreement, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence. Service shall not include any period of notice of termination of employment, whether expressed or implied.

        T.     Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

        U.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        V.     Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under of the Award and any phantom dividend equivalents distributed with respect to those shares.

QuickLinks

Form of UNITED ONLINE, INC. NON-U.S. RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
AWARD SUMMARY
APPENDIX A DEFINITIONS